Exhibit 99.1

Xynomic Pharma Doses First South Korean Patient in Phase 3 Renal Cell Carcinoma Trial and Hires Senior Executive Dr. Sophia Paspal to Head Regulatory Affairs and Quality Assurance

RALEIGH, N.C. and SHANGHAI, Feb. 23, 2019 /PRNewswire/ -- Xynomic Pharma, a clinical stage US-China oncology drug development company, and Bison Capital Acquisition Corp. (Nasdaq: BCAC), today jointly announced the dosing of the first South Korean patient at the Asan Medical Center in South Korea in the on-going global pivotal Phase 3 trial of Xynomic’s abexinostat combined with pazopanib as a first- or second-line therapy against renal cell carcinoma (RCC). According to US International Trade Administration, South Korea is the third largest pharmaceutical market in Asia and the 13th largest globally. Furthermore, Xynomic plans to roll out this multi-national trial, currently ongoing in the United States, in Europe and China in the first half of 2019.

In addition, to support its on-going Phase 3 trial and potential submissions for new drug approval of its lead drug candidate abexinostat, Xynomic has appointed Dr. Sophia Paspal as the Vice President, Regulatory Affairs and Quality Assurance. Dr. Paspal assumes overall responsibility to strengthen Xynomic’s regulatory compliance and quality assurance functions. Dr. Paspal brings 20 years of relevant global industry experience. From 2017 to January 2019, Dr. Paspal worked at Capricor Therapeutics, Inc. and Cellics Therapeutics, Inc., holding the same title. From 2015 to 2017 Dr. Paspal worked as the Director of Regulatory Affairs, Oncology, at Halozyme Therapeutics Inc. From 2014 to 2015 Dr. Paspal worked as Associate Director of Regulatory Affairs, Neurology, for Dart NeuroScience LLC. Prior to 2014, Dr. Paspal worked for companies such as Shire PLC, Allergan, Inc., and Pfizer in developing and implementing regulatory strategies and obtaining and maintaining regulatory approvals. Dr. Paspal holds Regulatory Affairs Certification (RAC) and Drug Development Certification from Temple University RA and QA Program. Dr. Paspal holds a Bachelor of Science in Chemistry and Ph.D. in Pharmaceutics from the University of Minnesota, Twin Cities in Minnesota.

About Xynomic Pharmaceuticals, Inc.

Xynomic Pharmaceuticals, Inc. is a clinical stage oncology-focused biopharmaceutical company. Its current pipeline mainly consists of 3 drug candidates; Xynomic owns global exclusive development, manufacturing and commercialization rights to each of these. Its lead drug candidate abexinostat is in global potentially pivotal clinical trials against renal cell carcinoma (in combination with pazopanib) and non-Hodgkin’s lymphoma (as a single agent). Xynomic Pharma’s other clinical stage drug candidate XP-105 (BI 860585) is a Phase 2 ready, ATP-competitive mTORC1/2 inhibitor against solid tumors. Xynomic’s pre-clinical oncology drug candidate XP-102 (BI 882370) is a pan-RAF inhibitor.

About Bison Capital Acquisition Corp.

Bison Capital Acquisition Corp. (BCAC) is a blank check company incorporated in the British Virgin Islands on October 7, 2016 and was formed for the purpose of acquiring, engaging in a share exchange, purchasing the assets of, or engaging in any other similar business combination with one or more businesses or entities (a “Business Combination”).  The sponsor of BCAC, Bison Capital Holding Company Limited, founded in 2013, is an alternative investment company that invests in high growth opportunities in the media/entertainment, financial services and healthcare industries. The board of directors of BCAC has unanimously approved an agreement and plan of merger, dated September 12, 2018, as amended, pursuant to which, BCAC is contemplating a Business Combination with Xynomic Pharmaceuticals, Inc. to be closed following BCAC shareholders’ approval. BCAC’s units, ordinary shares, rights and warrants are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “BCACU”, “BCAC”, “BCACR” and “BCACW”, respectively.

Investor Relations, Media, and Business Development Contact:

angela.feng@xynomicpharma.com
rachelzhu@bisonholding.com